Exhibit 10.22

CHARLES & COLVARD, LTD.
BOARD OF DIRECTORS COMPENSATION PROGRAM

Designated non-management members of the Board of Directors (the “Board”) of Charles & Colvard, Ltd. (the “Company”) shall be compensated as follows:

Annual Retainer:	$30,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Additional Annual Retainers:	Chairman of the Board - $20,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Chairperson of the Audit Committee - $15,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Chairperson of Compensation Committee and Nominating and Governance Committee - $7,500 paid in four quarterly installments in arrears, pro-rated as applicable.

Board Committee Members (excluding Chairperson) - $5,000 paid in four quarterly installments in arrears, pro-rated as applicable.

Members of the Board may only receive retainers for serving as a member (including Chairperson) of two board committees.

Equity Compensation:
Restricted stock grant upon appointment as a member of the Board by the Board to fill a vacancy in the Board, with a grant date value to be determined by the Board as appropriate considering the time remaining before re-election at the next annual shareholders meeting.

Restricted stock grant upon annual re-election as a director with a grant date value of $50,000 for Directors and $55,000 for the Chairman.

The only restriction on the restricted shares shall be service on the Board of Directors until the next annual shareholders meeting following the grant.

Attendance Participation Fee:	None.

Adopted March 24, 2014 and effective as of the 2014 Annual Meeting of Shareholders.